Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS FIRST-QUARTER 2021 NET INCOME OF $14.3 BILLION ($4.50 PER SHARE)

FIRST-QUARTER 2021 RESULTS1

ROE 23% ROTCE[2] 29%	CET1 Capital Ratios[3] Std. 13.1%; Adv. 13.7%	Net payout LTM[4,5] 37%

Firmwide Metrics	■	Reported revenue of $32.3 billion; managed revenue of $33.1 billion[2]
	■	Credit costs net benefit of $4.2 billion included $5.2 billion of net reserve releases and $1.1 billion of net charge-offs
	■	Average loans[6] up 1%; average deposits up 36%
	■	$1.5 trillion of liquidity sources, including HQLA and unencumbered marketable securities[7]

CCB ROE 54%	■	Average deposits up 32%; client investment assets up 44%
	■	Average loans[6] down 7%; debit and credit card sales volume[8] up 9%
	■	Active mobile customers up 9%

CIB ROE 27%	■	Global Investment Banking wallet share of 9.0% in 1Q21
	■	Total Markets revenue of $9.1 billion, up 25%, with Fixed Income Markets up 15% and Equity Markets up 47%

CB ROE 19%	■	Gross Investment Banking revenue of $1.1 billion, up 65%
	■	Average loans down 2%; average deposits up 54%

AWM ROE 35%	■	Assets under management (AUM) of $2.8 trillion, up 28%
	■	Average loans up 18%; average deposits up 43%

Jamie Dimon, Chairman and CEO, commented on the financial results: “JPMorgan Chase earned $14.3 billion in net income reflecting strong underlying performance across our businesses, partially driven by a rapidly improving economy. These results include a benefit from credit reserve releases of $5.2 billion that we do not consider core or recurring profits. We believe our credit reserves of $26 billion are appropriate and prudent, all things considered.”

Dimon continued: “In Consumer & Community Banking, consumer spending in our businesses has returned to pre-pandemic levels, up 14% versus the first quarter of 2019. We are also seeing good momentum in T&E with spend up more than 50% in March versus February. Home Lending originations were very strong, up 40%, with almost 75% of consumer mortgage applications completed digitally, but we expect this to slow with the recent rise in interest rates. Loan demand remained challenged as Card outstandings remain lower despite spend recovering to pre-COVID levels. Deposits were up 32% and investments were up 44%. In the Corporate & Investment Bank, we maintained our wallet share, Global IB fees were up 57% and Commercial Banking generated IB revenue over $1 billion. Corporate clients continued to access capital markets for liquidity and repay revolvers. In Asset & Wealth Management, continued strong investment performance, growth in new products and advisor hiring led to net inflows of $48 billion into long-term products. Also, AWM has seen strong and steady loan demand primarily to support business growth and mortgages.”

Dimon added: “We continue to make significant investments in products, people, and technology, all while maintaining credit discipline and a fortress balance sheet. We are fully engaged in trying to help solve some of the world’s biggest issues, and we announced a commitment to finance and facilitate $200 billion in 2020 to drive action on climate change and advance sustainable development. We remain committed to using our resources to drive inclusive solutions to support our employees, customers, clients and the communities we serve through these trying times. In the quarter, we extended credit and raised capital of $804 billion, as well as funded approximately $10 billion under the SBA’s Paycheck Protection Program, for consumers and clients of all sizes around the world.”

Dimon concluded: “With all of the stimulus spending, potential infrastructure spending, continued Quantitative Easing, strong consumer and business balance sheets and euphoria around the potential end of the pandemic, we believe that the economy has the potential to have extremely robust, multi-year growth. This growth can benefit all Americans, particularly those who suffered the most during this pandemic. If all of the government programs are spent wisely and efficiently, focusing on actual outcomes, the benefits will be more widely shared, economic growth will be more sustainable and future problems, like inflation and too much debt, will be reduced.”

SIGNIFICANT ITEMS
■    1Q21 results included:
■    $5.2 billion of credit reserve releases Firmwide ($1.28 increase in earnings per share (EPS))
■    $550 million contribution to the JPMorgan Chase Foundation ($0.09 decrease in EPS)
■    Excluding significant items2: 1Q21 net income of $10.6 billion, or $3.31 per share and ROTCE of 21%
CAPITAL DISTRIBUTED
■    Common dividend of $2.8 billion, or $0.90 per share
■    $4.3 billion of common stock net repurchases in 1Q215, 9
FORTRESS PRINCIPLES
■    Book value per share of $82.31, up 8%; tangible book value per share2 of $66.56, up 10%
■    Basel III common equity Tier 1 capital3 of $206 billion and Standardized ratio3 of 13.1%; Advanced ratio3 of 13.7%
■    Firm supplementary leverage ratio (SLR) of 6.7%, and without the temporary exclusions of U.S. Treasuries and Federal Reserve Bank deposits 5.5%.3

OPERATING LEVERAGE
■    1Q21 reported expense of $18.7 billion; reported overhead ratio of 58%; managed overhead ratio2 of 57%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $804 billion of credit and capital10 raised in 1Q21
■    $69 billion of credit for consumers
■    $4 billion of credit for U.S. small businesses
■    $300 billion of credit for corporations
■    $417 billion of capital raised for corporate clients and non-U.S. government entities
■    $14 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities
■    $10 billion of loans under the Small Business Administration’s Paycheck Protection Program in 1Q21

Investor Contact: Reggie Chambers (212) 270-2479
Note: Totals may not sum due to rounding
[1]Percentage comparisons noted in the bullet points are for the first quarter of 2021 versus the prior-year first quarter, unless otherwise specified
[2]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the first quarter of 2021 versus the prior-year first quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis was $32.3 billion, $29.3 billion, and $28.3 billion for the first quarter of 2021, fourth quarter of 2020, and first quarter of 2020, respectively.11

Results for JPM				4Q20		1Q20
($ millions, except per share data)	1Q21	4Q20	1Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$33,119	$30,161	$29,010	$2,958	10%	$4,109	14%
Noninterest expense	18,725	16,048	16,791	2,677	17	1,934	12
Provision for credit losses	(4,156)	(1,889)	8,285	(2,267)	(120)	(12,441)	NM
Net income	$14,300	$12,136	$2,865	$2,164	18%	$11,435	399%
Earnings per share - diluted	$4.50	$3.79	$0.78	$0.71	19%	$3.72	477%
Return on common equity	23%	19%	4%
Return on tangible common equity	29	24	5
Discussion of Results12:
Net income was $14.3 billion, up $11.4 billion, predominantly driven by credit reserve releases of $5.2 billion compared to credit reserve builds of $6.8 billion in the prior year.
Net revenue of $33.1 billion was up 14%. Noninterest revenue was $20.1 billion, up 39%, driven by higher CIB Markets revenue, higher Investment Banking fees, and the absence of losses in Credit Adjustments and Other and markdowns on held-for-sale positions in the bridge book13 recorded in the prior year. Net interest income was $13.0 billion, down 11%, predominantly driven by the impact of lower rates, partially offset by balance sheet growth.
Noninterest expense was $18.7 billion, up 12%, predominantly driven by higher volume- and revenue-related expense and continued investments. The increase in expense also included a $550 million contribution to the Firm’s Foundation.
The provision for credit losses was a net benefit of $4.2 billion driven by net reserve releases of $5.2 billion, compared to an expense of $8.3 billion in the prior year predominantly driven by net reserve builds of $6.8 billion. The Consumer reserve release was $4.5 billion, and included a $3.5 billion release in Card, reflecting improvements in the macroeconomic scenarios, and a $625 million reserve release in Home Lending primarily due to improvements in house price index (HPI) expectations and to a lesser extent portfolio run-off. The Wholesale reserve release was $716 million reflecting improvements in the macroeconomic scenarios. Net charge-offs of $1.1 billion were down $412 million, predominantly driven by Card.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q20		1Q20
($ millions)	1Q21	4Q20	1Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,517	$12,728	$13,287	$(211)	(2)%	$(770)	(6)%
Consumer & Business Banking	5,635	5,744	6,266	(109)	(2)	(631)	(10)
Home Lending	1,458	1,456	1,161	2	—	297	26
Card & Auto	5,424	5,528	5,860	(104)	(2)	(436)	(7)
Noninterest expense	7,202	7,042	7,269	160	2	(67)	(1)
Provision for credit losses	(3,602)	(83)	5,772	(3,519)	NM	(9,374)	NM
Net income	$6,728	$4,325	$197	$2,403	56%	$6,531	NM
Discussion of Results12,14,15:
Net income was $6.7 billion, up $6.5 billion, driven by credit reserve releases compared to reserve builds in the prior year. Net revenue was $12.5 billion, down 6%.
Consumer & Business Banking net revenue was $5.6 billion, down 10%, driven by the impact of deposit margin compression, largely offset by growth in deposit balances. Home Lending net revenue was $1.5 billion, up 26%, driven by higher production revenue, partially offset by lower net interest income on lower balances. Card & Auto net revenue was $5.4 billion, down 7%, driven by lower Card net interest income on lower balances, partially offset by lower Card acquisition costs and higher Card net interchange income.
Noninterest expense was $7.2 billion, down 1%.
The provision for credit losses was a net benefit of $3.6 billion, including a $4.6 billion reserve release reflecting improvements in the macroeconomic scenarios compared to a $4.5 billion reserve build in the prior year. Net charge-offs were $1.0 billion, down $290 million, driven by Card.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				4Q20		1Q20
($ millions)	1Q21	4Q20	1Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$14,605	$11,352	$10,003	$3,253	29%	$4,602	46%
Banking	4,508	4,117	2,650	391	9	1,858	70
Markets & Securities Services	10,097	7,235	7,353	2,862	40	2,744	37
Noninterest expense	7,104	4,939	5,955	2,165	44	1,149	19
Provision for credit losses	(331)	(581)	1,401	250	43	(1,732)	NM
Net income	$5,740	$5,349	$1,985	$391	7%	$3,755	189%
Discussion of Results14:
Net income was $5.7 billion, up $3.8 billion, with net revenue of $14.6 billion, up 46%.
Banking revenue was $4.5 billion, up 70%. Investment Banking revenue was $2.9 billion, up $2.0 billion, driven by higher Investment Banking fees, up 57%, reflecting higher fees across products, and the absence of markdowns on held-for-sale positions in the bridge book13 recorded in the prior year. Wholesale Payments revenue was $1.4 billion, down 2%, driven by deposit margin compression, predominantly offset by the impact of higher deposit balances. Lending revenue was $265 million, down 24%, predominantly driven by mark-to-market gains on hedges of accrual loans in the prior year.
Markets & Securities Services revenue was $10.1 billion, up 37%. Markets revenue was $9.1 billion, up 25%. Fixed Income Markets revenue was $5.8 billion, up 15%, predominantly driven by strong performance in Securitized Products and Credit, largely offset by lower revenue in Rates and Currencies & Emerging Markets against a favorable performance in the prior year. Equity Markets revenue was $3.3 billion, up 47%, driven by strong performance across products. Securities Services revenue was $1.1 billion, down 2%, with deposit margin compression largely offset by deposit balance growth. Credit Adjustments & Other was a loss of $3 million, compared to a loss of $951 million in the prior year which was predominantly driven by funding spread widening on derivatives.
Noninterest expense was $7.1 billion, up 19%, predominantly driven by higher revenue-related compensation expense partially offset by lower legal expense.
The provision for credit losses was a net benefit of $331 million, driven by reserve releases.

COMMERCIAL BANKING (CB)

Results for CB				4Q20		1Q20
($ millions)	1Q21	4Q20	1Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,393	$2,463	$2,165	$(70)	(3)%	$228	11%
Noninterest expense	969	950	986	19	2	(17)	(2)
Provision for credit losses	(118)	(1,181)	1,010	1,063	90	(1,128)	NM
Net income	$1,168	$2,034	$139	$(866)	(43)%	$1,029	NM
Discussion of Results14:
Net income was $1.2 billion, up $1.0 billion, largely driven by reserve builds in the prior year.
Net revenue of $2.4 billion was up 11%, predominantly driven by higher deposit balances, higher lending revenue due to increased portfolio spreads, higher investment banking revenue, and the absence of markdowns on held-for-sale positions in the bridge book13 recorded in the prior year, largely offset by deposit margin compression.
Noninterest expense was $969 million, down 2% driven by lower structural expense.
The provision for credit losses was a net benefit of $118 million, driven by reserve releases. Net charge-offs were $29 million.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				4Q20		1Q20
($ millions)	1Q21	4Q20	1Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$4,077	$3,867	$3,389	$210	5%	$688	20%
Noninterest expense	2,574	2,756	2,435	(182)	(7)	139	6
Provision for credit losses	(121)	(2)	94	(119)	NM	(215)	NM
Net income	$1,244	$786	$669	$458	58%	$575	86%
Discussion of Results15:
Net income was $1.2 billion, up 86%.
Net revenue was $4.1 billion, up 20%, largely driven by higher management fees, higher deposit and loan balances, as well as net valuation gains, partially offset by deposit margin compression.
Noninterest expense was $2.6 billion, up 6%, predominantly driven by higher volume- and revenue-related expense, partially offset by lower structural expense.
The provision for credit losses was a net benefit of $121 million, driven by reserve releases.
Assets under management were $2.8 trillion, up 28%, driven by higher market levels, as well as cumulative net inflows into long-term and liquidity products.

CORPORATE

Results for Corporate				4Q20		1Q20
($ millions)	1Q21	4Q20	1Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(473)	$(249)	$166	$(224)	(90)%	$(639)	NM
Noninterest expense	876	361	146	515	143	730	500
Provision for credit losses	16	(42)	8	58	NM	8	100
Net income/(loss)	$(580)	$(358)	$(125)	$(222)	(62)%	$(455)	(364)%
Discussion of Results:
Net loss was $580 million, compared with a net loss of $125 million in the prior year. The current quarter included a tax benefit that reflects the impact of the Firm’s estimated full-year expected tax rate relative to the level of year-to-date pretax income.
Net revenue was a loss of $473 million compared with revenue of $166 million in the prior year. Net interest income was down $690 million predominantly driven by lower rates, as well as limited opportunities to deploy funds in response to continued deposit growth.
Noninterest expense was $876 million, up $730 million primarily due to a higher contribution to the Firm’s Foundation.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $82.31, $81.75 and $75.88 at March 31, 2021, December 31, 2020, and March 31, 2020, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.First-quarter 2021 net income, earnings per share and ROTCE excluding credit reserve releases and the contribution to the Firm’s Foundation (collectively, “significant items”) are non-GAAP financial measures. The credit reserve releases represent the portion of the provision for credit losses attributable to the change in allowance for credit losses. Excluding these significant items resulted in a decrease of $3.7 billion (after tax) to reported net income from $14.3 billion to $10.6 billion; a decrease of $1.19 per share to reported EPS from $4.50 to $3.31; and a decrease of 8% to ROTCE from 29% to 21%. Management believes these measures provide useful information to investors and analysts in assessing the Firm’s results.

JPMorgan Chase & Co.
News Release
Additional notes:

3. Estimated. Reflects the relief provided by the Federal Reserve Board (the “Federal Reserve”) in response to the COVID-19 pandemic, including the CECL capital transition provisions that became effective in the first quarter of 2020. For the period ended March 31, 2021, the impact of the CECL capital transition provisions resulted in an increase to CET1 capital of $4.5 billion. The Firm SLR of 6.7% reflects the temporary exclusions of U.S. Treasury securities and deposits at Federal Reserve Banks, which became effective April 1, 2020 and remained in effect through March 31, 2021. Refer to Regulatory Developments Relating to the COVID-19 Pandemic on pages 52-53 and Capital Risk Management on pages 91-101 of the Firm’s 2020 Form 10-K for additional information.
4.Last twelve months (“LTM”).
5.Includes the net impact of employee issuances.
6.In the third quarter of 2020, the Firm reclassified certain fair value option elected lending-related positions from trading assets to loans. Prior-period amounts have been revised to conform with the current presentation.
7.Estimated. High-quality liquid assets (“HQLA”) and unencumbered marketable securities, includes the Firm’s average eligible HQLA, other end-of-period HQLA-eligible securities which are included as part of the excess liquidity at JPMorgan Chase Bank, N.A. that are not transferable to non-bank affiliates and thus excluded from the Firm’s liquidity coverage ratio (“LCR”) under the LCR rule, and other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 102-108 of the Firm’s 2020 Form 10-K for additional information.

8.Excludes Commercial Card.
9.On December 18, 2020, the Federal Reserve announced that all large banks, including the Firm, could resume share repurchases commencing in the first quarter of 2021, subject to certain restrictions; the restrictions were extended until at least the second quarter of 2021. Refer to page 10 of the Earnings Release Financial Supplement for further information.

10.Credit provided to clients represents new and renewed credit, including loans and commitments.
11.In the first quarter of 2021, the Firm reclassified certain deferred investment tax credits from accounts payable and other liabilities to other assets to be a reduction to the carrying value of certain tax-oriented investments. The reclassification also resulted in an increase in income tax expense and a corresponding increase in other income, with no effect on net income. Prior-period amounts have been revised to conform with the current presentation, including the Firm’s effective income tax rate. The reclassification did not change the Firm’s results of operations on a managed basis. Refer to page 2 of the Earnings Release Financial Supplement for further information.
12.In the second quarter of 2020, the Firm reclassified certain spend-based credit card reward costs from marketing expense to be a reduction of card income, with no effect on net income. Prior-period amounts have been revised to conform with the current presentation.
13.The bridge book consisted of certain held-for-sale positions, including unfunded commitments, in CIB and CB
14.In the fourth quarter of 2020, payment processing-only clients along with the associated revenue and expenses were realigned to CIB’s Wholesale Payments business from CCB and CB. Prior-period amounts have been revised to conform with the current presentation. Refer to Business segment changes on page 65 of the Firm’s 2020 Form 10-K for further information.
15.In the fourth quarter of 2020, the Firm realigned certain wealth management clients from AWM to CCB. Prior-period amounts have been revised to conform with the current presentation. Refer to Business segment changes on page 65 of the Firm’s 2020 Form 10-K for further information.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.7 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, April 14, 2021, at 8:30 a.m. (Eastern) to present first quarter 2021 financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on April 14, 2021, through midnight, April 28, 2021, by telephone at (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID # 7238068. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2020 which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.